Final Transcript
May 05, 2011 / 09:00PM GMT, PWAV - Q1 2011 Powerwave Technologies Inc Earnings Conference Call

Final Transcript

Conference Call Transcript PWAV - Q1 2011 Powerwave Technologies Inc Earnings Conference Call Event Date/Time: May 05, 2011 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies Inc - VP, Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO and Secretary

 Ron Buschur
 Powerwave Technologies - President and CEO

CONFERENCE CALL PARTICIPANTS

 Mike Wakeley
 Canaccord Genuity - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 Scott Searle
 Merriman Curhan Ford & Co. - Analyst

 Larry Harris
 CL King & Associates - Analyst

 Ted Moreau
 WBJ Capital - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Q1 2011 Powerwave Technologies, Inc. earnings conference call. My name is Laura and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). I would now like to turn the call over to Tom Spaeth, VP, treasurer. Tom, please proceed.

 Tom Spaeth - Powerwave Technologies Inc - VP, Treasurer

 Thank you. Good afternoon, and welcome to Powerwave Technology's first-quarter 2011 financial results conference call. I am Tom Spaeth, Powerwave's Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer. Before starting I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues and revenue growth rates; the split between operator and OEM sales; operating margins; gross profit margins; earnings per share levels; cash flow projections; revenue composition; supply chain constraints and shortages; manufacturing levels; improvements in cost structure; cost savings related to our facility consolidations; future cost savings related to our cost reduction activity; demand levels for the Company's product lines; projected growth in market share; trends in the wireless infrastructure market; the timing of product deliveries and future orders; the Company's ability to enter into and compete in vertical markets for its products, such as government and defense markets; common stock prices; the Company's ability to resolve new product production issues; debt purchases; the success of new product; expense levels; capital expenditure rates; inventory turns; tax rates; days sales outstanding; and the Company's ability to pay off its convertible debt are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders; our ability to obtain material components within expected lead times; realized anticipated cost savings and synergies; the negative impact on demand for our products due to the macroeconomic environment; reduced demand due to industry consolidation among our major customers; fluctuations in foreign currencies; the ability to accurately forecast cash flows and credit collection; the ability to enter into new markets for our products and solutions; the impact of competitive product's pricing; economic and political conditions; and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave's current Form 10-K for the fiscal-year ended January 2nd, 2011, and other filings, which are on file with the Securities and Exchange Commission for additional information on factors, which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at powerwave.com and on Business Wire. The press release also has detailed information concerning several significant items impacting our results and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Thank you, Tom, and good afternoon, everyone. With all these risk factors in mind, I would like to start by reviewing our financial results, which are also summarized in our press release. Net sales for the first quarter of 2011 were $136.6 million and we reported a GAAP net loss of $7 million, which equates to basic loss per share of $0.04. This includes $700,000 of non-cash debt discount amortization expense related to certain of our outstanding convertible notes and $2 million of non-cash pretax stock-based compensation expense in the quarter. All these charges and amortization totaled approximately $2.8 million for the first quarter. On a pro forma basis, excluding the restructuring and impairment charges, the debt related charges and the stock-based compensation expenses for the quarter, we generated break-even operating income and a pro forma net loss of $1.6 million, which equates to a pro forma net loss of $0.01 per share.

For the first quarter our revenues were impacted by several factors, including a slow ramp-up of demand in the beginning of the year. As many of you know, the first quarter is usually the slowest quarter of the year, as operators finalize their operating plans and weather also takes a toll. In addition, we were impacted by production delays we encountered while ramping up one of our new LTE products. We believe that these delays impacted our revenue for the first quarter by approximately $8 million. Since the end of the quarter we have improved the manufacturability of this product and believe that we have resolved this issue going forward to meet our customers' increased demand.

Now looking at our revenues on a geographic basis, the North American market continued to be our strongest market, as was expected. Our total Americas revenue for the first quarter was approximately $54.3 million, or 40% of revenue. Our total Asia-Pacific sales were approximately $44.1 million, or 32% of revenue. And total European and other international revenues were $38.2 million, or approximately 28% of revenue. In the first quarter antenna system product group sales totaled $64.9 million, or 48% of total revenue. Base station subsystem sales totaled $59.1 million, or 43% of revenue. And coverage solution sales totaled $12.6 million, or 9% of revenue. Our total 3G-related sales were approximately $49.4 million, or 36% of total revenue. Our 2G and 2.5G-related sales were $54.9 million, or 40% of revenue. And our 4G sales, which includes LTE and WiMAX, were approximately $32.3 million, or 24% of revenue.

In terms of our customer profile in the first quarter, total OEM sales account for approximately 40% of our total revenue and direct and operator sales account for approximately 60%. Nokia Siemens continued to be our single largest customer, representing approximately 25% of our revenues in the first quarter. Looking forward for the remainder of 2011, we expect that we will continue to fluctuate around an approximately 60/40 split of direct versus OEM sales.

Moving on to gross margins, on a GAAP basis our total consolidated gross profit margin was 26.2% in the first quarter. In our press release on page 3 there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring charges and stock-compensation expense, which combined totaled $200,000, our pro forma gross profit margin was 26.4%.

As an additional note, for the first quarter our gross margin was impacted by a coverage solutions project cost estimate adjustment that we recognized in the quarter. This adjustment is related to additional cost estimates on one of our coverage solution projects, primarily related to additional installation costs. These adjustments totaled approximately $3.6 million and had an impact on our cost of goods sold while at the same time no revenue was recognized for these costs. This had the impact of reducing our pro forma gross margin by approximately 1.9%. If we add this back to our pro forma gross margin of 26.4%, you would have a non-GAAP gross margin of 28.3%. This adjustment is equal to $0.02 per share impact on our pro forma reported results.

In addition, during the first quarter of 2011 we incurred higher-than-normal freight costs associated with the increased use of air freight to ship some product due to production issues, as well as freight disruptions due to the crisis in Japan. We have also seen an increase in the price of oil, which impacts our overall logistics cost, and believe that this had a negative impact on our reported gross margin equal to approximately 1%. We have taken steps to reduce our use of air freight in order to better control this expense. We currently forecast that our gross margins should return to our target gross margin range of the high 20s to low 30s for the remainder of this year.

Next I'll review our operating expenses for the first quarter. Our sales and marketing expenses were $9.1 million, research and development expenses were $16.6 million, and G&A expenses were $12 million. Our total operating expenses, including $1.8 million of stock-compensation expense, were $37.7 million for the quarter. On a pro forma basis, which excludes restructuring charges and stock-compensation expense, our total operating expense was approximately $35.9 million.

Now I'd like to take a look at our operating income for the quarter. For the first quarter on a pro forma basis we broke even on operating income. In terms of other income and expense, we recorded a total of approximately $2.7 million of other expense in the first quarter of 2011. Included in other expenses was approximately $700,000 of non-cash debt discount amortization expense during the quarter, which is associated with our 1.875% subordinated notes. In addition, during the quarter we recognized a net foreign currency translation loss of approximately $600,000, which was due primarily to the stronger Chinese RMB. This loss is also included in other expense.

On a pro forma basis, excluding the debt discount amortization for the quarter, our net other expense is $2 million. For the first quarter we incurred a tax provision of approximately $2.4 million, related primarily to taxes incurred in China. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 20% to 25% for 2011. I want to stress that this estimate will fluctuate based upon our actual results.

Next I'll review our balance sheet. Total cash at April 3, 2011 was approximately $61.7 million, of which $1 million is restricted cash. For the first quarter our cash flow from operations was approximately break even and our total capital spending was approximately $1.8 million in the quarter. Our net inventory was $61.9 million, which represents inventory turns of 6.5 times. Our total net accounts receivables was $174.3 million while our AR days sales outstanding increased to 116 days. We currently anticipate our DSOs should decrease during the second quarter, as we see increased collections throughout the second quarter.

Now before turning the call over to Ron, I'd like the remind our investors that we believe that they are best served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. With that in mind, we have reviewed our market forecast and current demand trends and we continue to believe that we will achieve our fiscal 2011 annual revenue range of $650 million to $680 million. Therefore, we are not changing our annual revenue guidance for 2011.

With that, I'd like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President and CEO

 Thank you, Kevin, and good afternoon, everyone. While we're not satisfied with our first-quarter results, we did experience some unique issues that I am glad to report are behind us. The demand for Powerwave's advanced products are extremely strong and these products are technically very challenging and complex. I want to assure that you we remain extremely focused and committed on improving our performance from Q1 and to continue to position Powerwave Technology as a leader in the wireless infrastructure arena.

As Kevin noted, we continue to believe that we will be able to achieve our annual revenue guidance of $650 million to $680 million. As you know, we typically do not give quarterly guidance, but due to the current results and the fact that we have been seeing an increase in demand for our products, we believe the revenue for Q2 will be between $170 million to $180 million. We are confident that the demand should continue to improve throughout this year.

With regards to the first quarter, our revenues were impacted by production delays that we encountered ramping up one of our new LTE products. As mentioned, we estimate that our revenues were impacted by approximately $8 million due to the slower-than-anticipated production ramp of this product. Since the end of the quarter, we have significantly improved our product performance, and we believe that we should not have these issues going forward. From a gross margin standpoint this quarter, was impacted by a project cost adjustment that we recognized on one of our coverage solution projects, as well as higher oil prices, which has impacted our freight cost; in particular, the air freight cost. While these had a negative impact on the quarter, we believe, going forward, we should be able to be back on target with our gross margin operating range of 20% to 30%.

As Kevin noted, we intend to utilize more cost effective transports, such as ocean freight, while we increase our inventory level slightly. It should improve us and allow us to have an effective offset to today's high transportation cost. We believe that we are positioning our Company well for long-term success, which should generate positive shareholder value. As you know, during the last few years we have completed our manufacturing consolidation activities, which have enabled Powerwave to have a highly-competitive, low-cost manufacturing structure that is highly-flexible and scalable without compromising our superior quality and leading edge technology and product solutions. Our focus on expense management has positioned the Company to be truly lean and mean, where we can leverage our resources on a global basis.

And lastly, our strategic focus on driving sales towards integrated products and solutions, which provide higher gross margins, have continued to have a positive effect on our business. We also believe that our focus on customer diversification and more profitable business has us on the right track and it can be seen and shown in our financial results. But make no mistake, we still have some work ahead of us to fully achieve the long-term results that we believe are available to us based on our financial models and plans. We need and we will continue to grow our core wireless business by expanding into additional market segments, such as the government sector, which we believe we can create true solutions utilizing all of our technology and engineering expertise.

I also would like to congratulate our team on receiving the emerging technology of the year award from CTIA, taking first and second place for our active antenna array and our Picocell solutions. This, again, confirms our global technological leadership position.

These new solutions, along with our current advanced solutions portfolio, state-of-the-art facilities and cost-effective geographic locations, combined with what we believe are the best personnel across all disciplines, have positioned Powerwave well for continued long-term success. I continue to be very excited about the prospect for our business over the next few years. The demand for data is exploding, as seen by the exponential growth in the use of smartphones utilizing voice, video and data. This demand is fueling requirements for cost-effective infrastructure deployments of both upgrades to 3G, as well as 4G deployments. We believe that Powerwave has the product and solutions necessary for these types of cost-effective deployments, as well as we are well positioned to benefit from this demand.

In addition to our continued emphasis on new product development, we are putting increased emphasis on sales globally to ensure that we capture the additional market share in the expanding markets and growing market segments. We believe that the investments we made, as well as those that we continue to make, will help further improve our market position and enable to us capture new market share, as infrastructure buildout continues in the years ahead. Powerwave intends to leverage our strengths and global leadership position in the commercial market into the government and defense markets so we can have a consistent sustainable and profitable growth profile given the inherent volatility in the global commercial wireless industry. We remain committed and determined to improve Powerwave's profitability and performance in 2011 and the years beyond and generate the levels of return necessary to benefit our shareholders.

Now I'd like to turn the call over to the operator and address any questions you may have.
 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions). Your first question comes from the line of Mike Walkley from Canaccord Genuity. Please proceed.

 Mike Wakeley - Canaccord Genuity - Analyst

 Great, thank you. Ron, with the strong sequential guidance it appears you didn't lose any sales to a competitor due to issues with LTE delays. Can you give us a little more color on maybe what caused the delay and also, can you update us on the competitive environment?

 Ron Buschur - Powerwave Technologies - President and CEO

 We feel very confident that we're able to continue to provide the advanced solutions that our customer wants. We were very fortunate that they had and still a large percentage of the volume allocation to Powerwave and we're continuing to be able to work through some of the production issues that we had during the quarter. As you know, Mike, that's a very complex and pretty challenging product due to some of the inter-modulation types concerns that you have with LTE protocol, so it was a challenging product and I think I'm pleased that our team was able to accomplish the objective that the customer was looking for from a design perspective. We may have underestimated the ability to ramp that product so quickly with the volume demand that was placed upon us, but we have that behind us, and you're correct, we don't believe that it hurt our market share. In fact, we're seeing demand across the board, not just with the one operator for our LTE products.

 Mike Wakeley - Canaccord Genuity - Analyst

 And, Ron, just update on the competitive environment. With one of your bigger competitors having gone private are they exiting any businesses you used to compete with them and that's an opportunity, or just your overall view of your competitors today?

 Ron Buschur - Powerwave Technologies - President and CEO

 Well, I think -- as they go private, I think their business model has changed. I think, as both of our competitors, depending on if you look at ADC as a competitor from the DAS solution perspective, it's clear that now they are running their business a little differently from a pricing standpoint than what they may have before. We think as they're looking at some of their businesses and they're evaluating it, and you probably hear the same rumors that we do that they're consolidating some of their business segments, or closing some of their business units, that, I think, gives us great opportunity. And as I told our team, we're not downsizing our efforts. We are putting more resources in the sales area to focus on capturing more market share, and we're going demonstrate to you that we're going to be able to achieve that goal this next quarter and moving forward for the remainder of the year.

 Mike Wakeley - Canaccord Genuity - Analyst

 Okay, great. One more question, then I'll pass it on. Just in terms of your investment in sales growth for you and Kevin, good job controlling OpEx, especially during the stronger Q1 with all conferences, like Mobile World Congress and CTA. But with the comment to your continued investment, can you update us how we should think about absolute OpEx going forward? Thank you.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Sure, Mike. I'd say we haven't changed in terms of our outlook on operating expense. We've been targeting -- I think previously we said for the year targeting around a $3 million to $5 million increase in OpEx, so running -- we've been targeting around the $35 million level. I think we came in this first quarter about $36 million, just slightly below there. And going forward in those kind of ranges, maybe $1 million to $2 million, but not a whole lot of difference, and that's based on excluding the stock-comp expenses.

 Mike Wakeley - Canaccord Genuity - Analyst

 Great.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 So really no change from beginning of the year.

 Mike Wakeley - Canaccord Genuity - Analyst

 Okay, great. Thanks, Kevin.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Sure.

Operator

 Your next question comes from the line of Amir Rozwadowski from Barclays Capital. Please proceed.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much and good afternoon, Ron and Kevin.

 Ron Buschur - Powerwave Technologies - President and CEO

 Hi, Amir.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Hi, Amir.

 Amir Rozwadowski - Barclays Capital - Analyst

 I was wondering -- we talked a bit about what's going on in North America and I was wondering if you could give us some color in terms of your business in international arenas. Certainly North America has been leading the charge with respect to upgrades to LTE, and we've been hearing a smattering of data points in terms of where different carriers are in their rollouts on an international basis and I was wondering if you could give us an update there?

 Ron Buschur - Powerwave Technologies - President and CEO

 Sure. I think if you look, Amir, what we're seeing in western Europe there is a lot of activity there and growth. We're pleased with what we're seeing there. Looking at the LTE buildout, clearly North America's leading that charge, but we are seeing a lot of activity in parts of Europe now; talking about doing trials and building out of their network. We're seeing some activities in Latin America, as well. And then I think I would just characterize Asia as probably steady as far as what we're seeing from a sales perspective there. Looking at possibly moving forward, I think some of the emerging markets, it's obviously going to be the LTE-type of products but it's going to be 2G-ish, 3G-type, more skewed towards the 3G-type of performance. They're clearly not building out LTE networks there. And then Middle East, it's in a bit of a turmoil, as we all know, so it's maybe slowed a little bit, but I do sense that we'll see some improvement there as we get to Q3, Q4, in the Middle Eastern market.

 Amir Rozwadowski - Barclays Capital - Analyst

 Okay, that's very helpful. Shifting back towards North America, we had heard from one of the operators in terms of consolidating their networks and there was potentially some opportunities for you folks as they look to migrate their -- what seems to be a disparate network in terms of technologies towards on network. I was wondering if you can give us any color in terms of whether or not you've seen some of that opportunity yet, or may -- perhaps see that in the back half of the year?

 Ron Buschur - Powerwave Technologies - President and CEO

 Well, I certainly can't comment on what their plans are, but I can tell you, Amir, we do see a lot of effort in trying to standardize a network going forward, and discussions around that. I think your comment on the latter part of the year is when we do anticipate, hopefully, to see some of that, assuming that they get approval for that transaction to take place at the end of the year or beginning of the year, depending on the time frame. But I do think that's a positive step for us and we take that as a very positive direction that they're trying to converge on one very flexible, forward compatible-type of LTE network.

 Amir Rozwadowski - Barclays Capital - Analyst

 Okay, great. Thank you very much for the incremental color.

 Tom Spaeth - Powerwave Technologies Inc - VP, Treasurer

 Thank you.

Operator

 Your next question comes from the line of Scott Searle from Powerwave. Scott, please proceed.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Hey, good afternoon. Scott from Merriman. Hey, guys.

 Ron Buschur - Powerwave Technologies - President and CEO

 I didn't know you wanted to join Powerwave.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Yes, apparently I've got a new business card. (laughter) Ron, I want to make sure I understand, the production issues on the LTE product the timeline, again, that exactly occurred, and were there other issues that you experienced there? Maybe you could fold the discussion about Japan and supply chain issues into that, as well?

 Ron Buschur - Powerwave Technologies - President and CEO

 Yes. Well, certainly when we looked at what took place in Japan, that had some effect on lead times of some components that we tried to receive, but I can't blame the supply chain issue in Japan with what took place on the LTE product. We ramped that product very, very rapidly and we were fortunate enough to have a tremendous amount of demand placed upon Powerwave for those products. And as we brought in additional test equipment and we looked at the products and determined what we would need do to satisfy some of the quality issues it became very apparent that we were going to be struggling, probably the last two to three weeks of the quarter, to really try to meet some of the demand that we had placed upon us. And the team did the best job they could, but it was certainly very difficult for us to achieve that.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 And maybe on the coverage solutions front, it sounds like you had a cost overrun from a project standpoint. Can you take us quickly through what happened there, what you're do to ensure that you don't see a similar type of circumstance going forward?

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Sure, Scott, this is Kevin. On that and the coverage solutions side, it's a change of our estimate. We do a percentage of completion there, and we've -- we have a large ongoing project there, and we've had some issues on getting access, which has driven up the cost, and we've -- obviously we had to reevaluate and we're incurring some additional costs on that project, so that changes the percentage of completion. So that definitely hits gross margin. We don't expect that to be an ongoing event, but that's what occurred, and we're continuing to work with our customers there to try to limit any other impacts on that.

 Ron Buschur - Powerwave Technologies - President and CEO

 And what Kevin means by access is access to the project. We weren't able to get the access time to the tunnels that we had anticipated.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Does this change the longer-term profitability of the coverage solution business, or is this a one-off kind of event?

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Well, this is particular to one project. It's a large project, but it's a single project so it's not all projects, no.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Got you. And maybe could you give us a quick update, as well, on the Pico solution, where you guys are in terms of field trials or anticipated field trials and the outlook on that front?

 Ron Buschur - Powerwave Technologies - President and CEO

 Well, we're very excited about the Pico product. We've got trials that are going to take place towards the back half of this year on the active antenna array, which is the first product that we see a lot of demand for that is really a need for today's LTE-type of environment. We have trials with all of the major operators here within North America. We have a trial going on with a major operator in Europe, and a major operator in Latin America on this product. So we're pretty excited about that. The Pico cell, Scott, as you know that plays well for the IP-based network; the LTE plus, if you want to call it that, or LTE next generation. That product gives you incredible bandwidth capability, as well as performance at or towards the 100-megabits type up link and down link performance, and gives you video capability that's superior to what you currently get with your broadband capability coming into your home today.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Ron, it sounds like you've got a pretty active slate in terms of trials there. When do you expect some of them to be concluded and you would see first revenue related to the solution?

 Ron Buschur - Powerwave Technologies - President and CEO

 Well, I think -- as I hope you gleaned from my comments, we're really focused on the active array to really show us the first types of revenue acceptance and I think if we are successful, which I know we will be with those products and those trials, I would hope to see some sort of revenue on these trials and maybe the buildout of a, let's say -- I won't call a trial network, but a pseudo network here as we exit the year.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Great. Just lastly, there have been some additional costs from a freight standpoint and otherwise on gross margins. I know you've talked about the 30% range, but Kevin, when you look at the potential mix now with some of these new solution higher gross margin if, in fact this is a one-time impact on the coverage solution front, will we start to see gross margins getting up north of 30% on a sustained basis in the not too distant future? Thanks.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Sure, Scott. I think what we've said and what we've said here is we think we're going get back going forward to that -- the high 20s, low 30s. So is the potential there? Yes. I think as we go through the year certainly we're trying to drive to that goal. We think the opportunity is there, we think we've addressed a number of the issues, some of the freight costs. As Ron mentioned, we're putting more stuff on boats to cut down those costs so we won't -- hopefully won't see continued impacts there. And as you mentioned, the coverage solution we believe should not be an ongoing occurrence.

 Scott Searle - Merriman Curhan Ford & Co. - Analyst

 Great. Thank you.

 Ron Buschur - Powerwave Technologies - President and CEO

 Thank you.

Operator

 (Operator Instructions). Your next question comes from the line of Larry Harris from CL King. Please proceed.

 Larry Harris - CL King & Associates - Analyst

 Yes, thank you. Good afternoon. Would like to talk about cash flow, what we might see in terms of cash flow generation over the next three quarters or so. I think there was some discussion today that inventories might go a little higher but that accounts receivable could decline in the June quarter. What could we be looking for in terms of cash flow over the next three quarters?

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Sure, Larry this is Kevin. I think we should see improved -- definitely improved cash flow. This quarter we broke even. I think our targets for the year have always been around the $50-plus million cash flow number. We still believe that's a target for the year that we still believe that we can achieve. Obviously, there's going to be some working capital fluctuations, but I think, as we mentioned here, we still believe the total revenue numbers are on target for the year. As Ron mentioned, we see improvements coming in the second quarter so we think there can be some quarter-to-quarter fluctuations, but overall for the year we still feel pretty good that we should have some good strong cash flow for the year.

 Larry Harris - CL King & Associates - Analyst

 The $50 million number is that cash flow from operations or free cash flow?

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 That would be cash flow from operations target.

 Larry Harris - CL King & Associates - Analyst

 Okay. And what might we see in terms of capital expenditures for the year?

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Our capital expenditures for the last year or more have been running under $2 million a quarter, and I don't see that changing. So under $2 million a quarter for the remainder of the year, so something below $6 million at most.

 Larry Harris - CL King & Associates - Analyst

 Understood. All right, thank you.

 Kevin Michaels - Powerwave Technologies - CFO and Secretary

 Sure, you're welcome, Larry.

Operator

 Your next question comes the line of Ted Moreau from WJB Capital. Please proceed.

 Ted Moreau - WBJ Capital - Analyst

 Great, thank you. On the guidance for Q2, it's a pretty big snap back and so I'm just wondering if -- how comfortable do you feel about your manufacturing capacity and your ability to handle the surge in demand for Q2?

 Ron Buschur - Powerwave Technologies - President and CEO

 Well, I think, Ted, we feel very comfortable that we can achieve that range. That's very similar to the run rates that we were doing the previous quarter, if you go back looking at Q4. So from a production standpoint and capacity that's in production today, as we always said, we have capabilities to produce at least $200 million plus of revenue on a quarterly basis sitting in our manufacturing sites, but I feel pretty comfortable about our ability to be able to achieve that. This last quarter was not about capacity as much as an issue that we had around producing the quality of the product and the complexity of the product in the timeframes that our customer wanted. We weren't successful there, and I'm just pleased to see the overall performance of the manufacturing lines on these products this last few weeks are where we had targeted the product to be so I feel comfortable we'll be able to meet that going forward.

 Ted Moreau - WBJ Capital - Analyst

 Okay, great. And then one of the North American carriers spent heavily in Q1, really seems like they're front-end loading their full year. So, do you think once you get through Q2 does 2011 for North America flatten out a little bit, or do you still -- would you still see nice growth as the year progresses?

 Ron Buschur - Powerwave Technologies - President and CEO

 We -- I guess I don't see that same type of rollout, Ted, yet. I see a pretty healthy growth in North America across most of the operators the remainder of 2011, and then assuming that the merger of the two large operators takes place as scheduled, I think 2012 should be a pretty good year, as well.

 Ted Moreau - WBJ Capital - Analyst

 Yes, that definitely sounds good. And then one final question. With Nokia Siemens being a big reseller of your products, they just completed the Motorola acquisition and so just wondering do you see incremental benefit from that because they're together, or is it not relevant?

 Ron Buschur - Powerwave Technologies - President and CEO

 I'm not sure it's real relevant. We sell our solutions to Motorola, as well, and we sell them to Nokia, so we see it as maybe an opportunity for Powerwave to demonstrate that our total product solution portfolio may be a more cost-effective way for them to move forward than their independent buying patterns that they had in the past. So it could be an opportunity for us.

 Ted Moreau - WBJ Capital - Analyst

 Okay, great, thanks, guys.

 Ron Buschur - Powerwave Technologies - President and CEO

 Thank you.

Operator

 Sir, there are no further questions at this time.

 Ron Buschur - Powerwave Technologies - President and CEO

 All right, I'd like to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for second quarter in 2011.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect, and have a great day.

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